        1                                              EXHIBIT 1

  Investigaciones Biologicas y Quimicas
  Dr. Juan Carlos Flichman

  MEDALLA DE ORO UBA
  MIEMBRO DE LA JUNTA CONSULTIVA DEL CENTRO ESPECIALISTAS
  ANALISIS BIOLOGICOS DE BUENOS AIRES (CEABI)
  CONTRA ENFERMEDADES TRANSMISIBLES SEXUALMENTE Y SIDA
  ASESORA DE LA ORGANIZACION PANAMERICANA DE LA SALUD (OPS)
  CONSULTOR HONORARIO PROGRAMA ETS DIVISION DERMATOLOGIA HOSPITAL DE
  CLINICAS UBA

  ReticuloseTM IN TREATING HUMANPAPILLOMA VIRUS (HPV)

  OPEN LABELED, NON-COMPARATIVE, MULTI-CENTERED CLINICAL TRIAL TO
  DETERMINE THE SAFETY AND EFFICACY OF RETICULOSE IN TREATING (HPV)

  FINAL REPORT
  ADVR-AR-96001

  AUTHORS:  FLICHMAN J.C.; BLUMTRITT C.; CASCO R.H.; TAUSCHER P.;
  SPROVIERI O.; SOMMA E.; PIRES TORRES C.; LOWENSTEIN M.; VILLAREAL C.; LEMA B; MACIEL A.

  COMPLETE ADDRESS/INSTITUTION: U.A.C.E.T.S./HOSPITAL DE CLINICAS UNIVERSITY OF BUENOS AIRES/HOSPITAL MUNICIPAL B. RIVADAVIA.



  CALLE PASTEUR #740 CAPITAL FEDERAL (CP 1028) BUENOS AIRES, ARGENTINA. TEL./FAX: (54-1) 951-2448

  SUMMARY:

  Twenty (20) persons (6 males and 14 females) were diagnosed to be infected with HPVs. The presumed clinical diagnosis and infection was confirmed by means of Papanicolaou, colpo-penis and/or anoscopy, biopsy, and PCR. The patients were treated topically with ReticuloseTM a solution composed of peptide nucleic acid (PNAs). Based on the remissions and the markedly clinical improvement observed in 50% of the patients, we can conclude that the PNAs in ReticuloseTM may, as described by Hirschman S.Z. and Chen W., favor the synthesis of gamma interferon, interleukin 1, interleukin 6, and tumor necrotic factor alpha (TNF-alpha).

  We recommend and encourage using ReticuloseTM as an alternative in biological treatment in HPVs. It is non-toxic and considered to have possible antisense activity or is an immunomodulator.

  KEYWORDS:

  Peptide Nucleic Acid, (PNAs), Papilloma Virus (HPVs), Condylomas, SIL, Cervical Cancer.

  INTRODUCTION:

  The Genital infection, Humanpapilloma Virus (HPVs) is a Sexually Transmitted Disease (STD) directly related to the number of sexual partners, and exists in both sexes with latent and acute infection. The number of consultations in the STD Centers can be five times greater when compared to the Centers used by the general population (1,2).

  The infection is increased through homosexual transmission (3).

  When evaluated through biochemical parameters (4), no doubts exist as to the relationship between the evolution of HPVs infections and the immune function, or that CIN (Cervical Intra-epithelial Neoplasia) or SIL (Squamous Intra-epithelial Lesions) are strongly associated to HPVs infections.

  The HPVs have developed new strategies for their propagation and survival, changing form asymptomatic to symptomatic with inflammatory disorders and low or high grade SIL, the latter relating to cervical cancer (5).

  Investigations to determine the genotype is recommended to establish the oncogenic relationship, that are the basic mechanisms that involve this process, in order to control the HPVs infection and treat the infected population (6,7).

  METHODS & MATERIALS

  An open label, non-comparative, multi-centered clinical trial was conducted to determine the safety and efficacy of ReticuloseTM in the local treatment of virus condylomas in the skin gland, anal, and cervical mucous.

  ReticuloseTM is manufactured by Advanced Viral Research, Corp., USA. ReticuloseTM is a peptide nucleic acid solution developed by a chemical process. Peptide nucleic acids (PNAs) are newly appreciated molecules that have been shown to have interesting properties; for example, they are very stable and have antisense activity (8).

  Twenty persons, 6 males and 14 females of Caucasian origin, between 18 and 39 years of age, 3 married couples, heterosexual activity, non reactive to HIV, CD (+) count above 350/mm3, low grade SILL and free of flora anaerobic (Fa), Candidacies (Cand), Chlamidydia trachomatis
  (CHT), and/or Mycoplasmas (MY), [M. Hominis, M. Fermentans, Ureaplasma urealyticum], CHT was directly controlled (elemental bodies) by monoclonal antibodies, and the remaining microorganisms through specific cultures.

  When these infections existed prior treatment was given: FA with metronidazole 7 days/1 gram daily, Cand with fluconazol 150 mg daily/2 days, GHT and/or MY with azitromicin 1 gram daily/7 days.

  The patients were clinically diagnosed via: Papanicolaou, colpo - pene and/or anascopy using 5% glacial acetic acid, biopsy and PCR with primers, as per international consensus GP5/GP6 and TSMIX for genotypes 6, 11, 16, 18, 31, and 33. The last four with a greater oncogenic potential for cervical cancer.

  ReticuloseTM was applied to 6 male patients topical in full strength directly on the exphitic condylomas once a day/14 days. Fourteen
  (14) females also received full strength topic application during their scheduled medical visits, 2 per week/2 weeks for a total of 4 applications. In addition, the female patients were instructed to peroform daily applications (except for when medical visits were performed) using a vaginal applicator prepared with 10% of ReticuloseTM in 6 grams of a hydrosoluble carbolic base.

  Biochemical controls were performed pre and post treatment. In addition the following was done: cervical vaginal swabs, routine lab work: sediment rete, blood glycol, creatinine, hemogram with CBC platelet count and urine analysis. Hepatic functions: total and direct bilirubin, transminuses, and piruvic, lgG total, Protrombin percentage, HbsAg, Anti Bc IgG, Anti HCV. Immunological profile:
  CD4 (+), CDS (+) and Beta 2 microglobulin.

  All exams were performed one week prior to treatment and one week after completing the treatment. Total study time per patient averaged 30 to 35 days.


  RESULTS:
                                   Table 1
                                   Treatment
                              PRE            POST

  Vaginal Cervical Swabs
  infected with
  Fa/Cand Cht and/or My            5                   0
  Colposcopy                       13 Acetowhite (+)   6 Acetowhite
  (+)
  Penescopy                        6 Acetowhite (+)    6 Acetowhite
  (+)
  Anoscopy                         2 Acetowhite (+)    2 Acetowhite
  (+)
  PAP Women                        13 Class II         II Class II

  Histopathological Microscopy in Males
  Coilocytea (exophitic condylomas)     6              6
  SIL low grade                    13                  11
  PCR genotype 11                  9                   8
  PCR genotype 16                  3                   3
  PCR genotype 18                  3                   3
  PCR not identified               4                   4
  PCR negative                     1                   1

  a)  Diminished color intensity                       4
  b)  Diminished size                                  2
  c)  Flattening                                       1
  d)  Softening                                        1
  f)  Clinical improvement:                            8
  g)  Total remission:                                 2
  h)  Side effects                                     1
  i)  Reduced pain during sexual relations             14


  In two of the 13 cervix studies had complete remission (1 PCR negative from the start and 1 genotyped 11), the remainder continued PCR positive conserving their genotype.

  TABLE II

  Please refer to this section in the report for detailed results per patient.

  DISCUSSION:

  It was clinically determined that when ReticuloseTM was applied topically (2/20) had total remissions, (8/20) experienced clinical improvement ranging from: 4 reduction in color intensity, 2 reduction in size, 1 flattening, and 1 change in texture.

  Until now, topical treatment in HPVs has consisted of trichloracetic acid, podophyllin, podophyllin toxin, and interferon alpha, beta, and gamma. Except for the interferons that have contraindications for pregnant women, and in immunodepression, the active mechanisms used in other treatments are not directed against HPVs, but rather against the cells that contain it causing a reaction of necrosis, cellular destruction, inflammation, irritation, and pain.

  Interferons act as agents, and based on the remissions and clinical improvements obtained via topic applications, we consider PNAs as possible antisense agents, as indicated by Hirschman A.Z. and Chen W. (9,10) where they found that PNAs stimulated production of chemokines including IL1, IL6, gamma interferon, and TNF-alfa in cell cultures.

  The efficacy of RETICULOSETM on HPVs may be due to its possible antisense activity and that it is considered to be an immunomodulator. Hirschman S.Z. (9) of Mt. Sinai Hospital in New York, established that RETICULOSETM stimulates in cell culture systems the production of a unique set of Chemokines, including Interleukin 6 and Gamma Interferon. Gallo R. (10), demonstrated that the cells in the immune system produce varied "hormone like" chemical products, that block receptors to specific attacks on cells ("target" cells).

  In this aspect we can apply similar criteria to HPVs where in AIDS new lymphocyte receptors CD4 ( ) were discovered in 1995 that permit the entrance of HIV. The virus needs the receptors CCCKR5 and fusin. If these receptors are bioblocked HIV is not permitted to enter. The receptor fusin allows the fusion of CD4 ( ) and the entrance of a more pathogenic phenotype: SHIV (opens the way for HIV to enter). The biological blockers impede the virus from attaching and holding on to the cell receptors acting as a drug that can limit the propagation of infections specially in the early stages.

  If the results obtain "In Vitro" are reproduced "In Vivo" we should obtain increased results by administering RETICULOSETM via subcutaneous or intramuscular injections.

  Even if these Chemokines can not eradicate the infection, they may impede the virus from mutating to a more pathogenic form. It may occur on genotypes 16,18,31, and 33 when the antecedents indicated low risk genotypes like 6 and 11.

  No side effects were observed in any of the 20 patients while using RETICULOSETM on skin or mucousal. Only one patient (with anal condyloma) had an eritema that disappeared spontaneously within 24 hours. The patient had multiple allergy. The female patients performed the self-application of the medication with total safety.

  CONCLUSION:

  1. In exophitic condylomas of the skin where the size is appreciably large, and until we know the results of using the drug intramuscularly, we recommend previous classic treatment with: tricoloroacetic acid, podophyllin, podophyllin toxin, 5 flurouracil (5FUO, cryosurgery, or laser as an initial phase. Continue with RETICULOSETM within one week with topic applications directly on the lesion every other day for a period of 30/60 days, 3 or 4 times a year.

  2. In cases where Condylomas are within the cervical mucousa
  RETICULOSETM can be used without any previous classical treatment, as the results have demonstrated the efficacy of RETICULOSETM in treating HPVs.

  3. As a result of the tolerance, increased quality of life, and in particular the reduction of pain during sexual intercourse and the ability to return to sexual relations at an earlier phase of the treatment, we recommend the topic use of RETICULOSETM.

  4. We find it is important to continue clinical trials using RETICULOSETM via sublingual and/or subcutaneous/intramuscular injection. These methods should increase the efficacy as it is non-toxic, and considered to have possible antisense activity and/or is an immunomodulator.

  BIBLIOGRAPHY:

  (1) Olmos L. Condilomas acuminados (verrugas genitales)II. Revista Ibero-Latinoamericana de E.T.S., 4; no 3: 131 - 42; 1990.

  (2) Mi o M., Hernandez Fl, Mu oz A.J., Torres L.M., Moreno L., Mendoza N.: Diagnostico de las infecciones por el virus del Papiloma Humano. Revista Ibero-Latinoamericana de E.T.S., 9; no. 6; 393 - 6; 1995.

  (3)     XI International Conference on AIDS/Vancouver.  Track B:
  Clinical Science. Squamous Intraepithelial Lesions/HPV Infection in men and women, July 10, 1996.

  (4) Flichman J.C. EL SIDA, HPVs y Otras Enfermedades Transmisibles Sexualmente. Ediciones Urano, 1988.

  (5)     Mauro Romero Leal Possos e Cols.  Doencas Sexualmente
  Transsiveis. Edit. Cultural Medica Ltda., 4ta. Edicao.

  (6) Monsonego J., Dysplasies Du Col Uterio el Papillomavirus Humains. Maloine SA. Editeur; 1988.

  (7) Monsonego J., Papilloma virus in Human Pathology. Series Challenges on Modern Medicine. Editor Eurogin; Vol. 9, 1995.

  (8)     Stephen C.B., Stephen A.T., James A.V., Donal G.D., NMR
  Solution Structure of a Peptide Nucleic complexed with RNA. Science 265:777-80; 1994.

  (9) Hirschman S.Z. Peptide Nucleic Acids Stimulate Gamma Interferon and Inhibit the Replication of Human Immunodeficiency Virus. Journal of Investigative Medicine, Am Fed Clin Res, com personal a publicarse agosto 1996.

  (10)    Gallo R.  XI International Conference on AIDS/Vancouver.  Track
  A:  Basic Science.  Chemokines, July 9, 1996.

  Notas:

     1.   Zona de tranformacion de un Ectropion de la Mucosa
  Endocervical (ZTEME) con infiltracion inflamatoria cronica del corion, epitelio pavimentoso mataplasico, aglucogenico con disqueratosis y vaculozacion perinuclear compatible con coilocitosis sin displasia.

     2. ZTEME con infiltracion inflamatoria cronica del corion, epitelio pavimentoso metaplasico, aglucogenico con disqueratosis y vaculozacion perinuclear compatible con coilocitosis sin displasia.

     3. Zona de transformacion con epitelio escamoso metaplasico con acontopapilomatois, aglucogenisis, hiperplasia focal de la capa basal, vacuolizacion perinuclear compatible con coilocitosis sin caracteres displasicos.

     4. Cuadro histologico compatible con un condiloma plano incipiente sin caracteristicas displasicas. No se observa proliferacion atipica en el material estudiado.

     5. ZTEME revestida por un epitelio pavimentoso maduro anomalo, no displasico. Se observan celulas con discreta vacuolizacion perinuclear pero sin caracteres morfologicos especificos.

     6. ZTEME revestido en parte por un epitelio anomalo no displasico y en parte por un condiloma plano sin caracteres displasicos.

     7. Epitelio pavimentoso anomalo no displasico en sectores compatible con un condiloma plano.

     8. Zona de transformacion de un ectropion de la mucosa endocervical, epitelio pavimentoso metaplasico compatible con un condiloma plano.